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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

(Date of Report: December 29, 2003 (Date of Earliest Event Reported: December 29, 2003))

POLYMER GROUP, INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware (State or other jurisdiction of incorporation)	1-14330 (Commission File Number)	57-1003983 (IRS Employer Identification No.)
4055 Faber Place Drive, Suite 201, North Charleston, South Carolina (Address of Principal Executive Offices, including Zip Code)
(843) 329-5151 (Registrant's Telephone Number, Including Area Code)
N/A (Former Name or Former Address, if Changed Since Last Report)

Item 9.    Regulation FD Disclosure

        On or after December 29, 2003, Polymer Group, Inc. (the "Company") intends to commence an offer to exchange all of its 10% Convertible Notes due 2007 (the Convertible Notes"), currently in the aggregate outstanding principal amount of $51,368,000, for 51,368 shares of the Company's Series A Preferred Stock, par value $0.01 per share (the "Series A Preferred Stock").

        Dividends on our new Series A Preferred Stock will accrue at the rate of 16% per annum and will be payable-in-kind through the issuance of additional shares of Series A Preferred Stock, semi-annually in arrears on January 1 and July 1 of each year, commencing July 1, 2004. Each share of Series A Preferred Stock will have a liquidation value of $1,000 per share. With respect to the existing notes tendered in the exchange, the Company will also issue additional shares of Series A Preferred Stock with respect to fractional amounts including with respect to accrued but unpaid interest owing on the principal amount of the Convertible Notes exchanged by a noteholder through the date on which the exchange becomes effective. MatlinPatterson Global Opportunities Partners L.P. ("MP") has agreed to deliver to us approximately $39.3 million in aggregate principal amount of the Convertible Notes currently owned by MP, in exchange for approximately 39,331 shares of Series A Preferred Stock.

        This announcement is neither an offer to purchase nor a solicitation of an offer to sell securities of Polymer Group, Inc. At the time the offer is commenced, Polymer Group, Inc. will file a Tender Offer Statement with the U.S. Securities and Exchange Commission. The Tender Offer Statement (including the Offering Memorandum attached as an exhibit thereto and any related document) will contain important information which should be read carefully before any decision is made with respect to the offer. The Offering Memorandum and any related document will be made available to holders of the Convertible Notes at no expense to them. The Tender Offer Statement (including the Offering Memorandum and any related document) will also be available for free at the Securities & Exchange Commission's website at www.sec.gov.

SIGNATURES

        According to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Polymer Group, Inc.
/s/ WILLIS C. MOORE, III
Date: December 29, 2003	Name: Willis C. Moore, III Its: Chief Financial Officer

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  Item 9. Regulation FD Disclosure
SIGNATURES